Exhibit 99.1
Press Release

COSTCO WHOLESALE CORPORATION DECLARES $30 SPECIAL CASH DIVIDEND AND REAUTHORIZES STOCK REPURCHASE PROGRAM
ISSAQUAH, Wash., November 10, 2026 - Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) today announced that its Board of Directors has declared a special cash dividend of $30 per share on Costco common stock. It is payable December 4, 2026, to shareholders of record as of the close of business on November 24, 2026. The total amount of the payment will be approximately $13.3 billion.
The Company also announced that the Board has reauthorized a common-stock repurchase program of up to $4 billion. This program will expire in November 2030 and replaces the current $4 billion program (adopted in 2023 and scheduled to expire January 2027), under which $3.1 billion had been purchased.
Costco currently operates 945 warehouses, including 653 in the United States and Puerto Rico, 115 in Canada, 43 in Mexico, 37 in Japan, 29 in the United Kingdom, 20 in Korea, 15 in Australia, 14 in Taiwan, seven in China, five in Spain, three in France, two in Sweden, and one each in Iceland, and New Zealand. Costco also operates e-commerce sites in the U.S., Canada, the U.K., Mexico, Korea, Taiwan, Japan, Australia, and China.
Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. In some cases forward-looking statements can be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, inflation or deflation, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, breaches of security or privacy of member or business information, conditions affecting the acquisition, development, ownership or use of real estate, capital spending, actions of vendors, rising costs associated with employees (generally including health-care costs and wages), workforce interruptions, energy and certain commodities, geopolitical conditions (including tariffs and global conflicts), the ability to maintain effective internal control over financial reporting, regulatory and other impacts related to environmental and social matters, public-health related factors, and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update these statements, except as required by law. Comparable sales and comparable sales excluding impacts from changes in gasoline prices and foreign exchange are intended as supplemental information and are not a substitute for net sales presented in accordance with U.S. GAAP.

CONTACTS:    Costco Wholesale Corporation
Josh Dahmen, 425/313-8254
Andrew Yoon, 425/313-6305
Bryan Starnes, 425/427-7403

COST-Comp